EXHIBIT 2.35
                     AGREEMENT AND PLAN OF REORGANIZATION

                         DATED AS OF FEBRUARY 11, 1997

                                 BY AND AMONG

                           APPLE ORTHODONTIX, INC.,

               RONALD H. ROTH, D.D.S. and BRIAN W. WONG, D.D.S,
                       A Professional Dental Corporation

                                      AND

                         THE STOCKHOLDERS NAMED HEREIN
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                               TABLE OF CONTENTS

                                                                          PAGE

ARTICLE I.       DEFINITIONS...............................................  1
      Section 1.01 Certain Defined Terms...................................  1

ARTICLE II.      THE MERGER AND RELATED MATTERS............................  4
      Section 2.01 Certificate of Merger...................................  4
      Section 2.02 The Effective Time......................................  5
      Section 2.03 Certain Effects of the Merger...........................  5
      Section 2.04 Effect of the Merger on Capital Stock...................  5
      Section 2.05 Delivery, Exchange and Payment..........................  6
      Section 2.06 Fractional Shares.......................................  7

ARTICLE III.     REPRESENTATIONS AND WARRANTIES OF EACH
                 STOCKHOLDER...............................................  7
      Section 3.01 By Each Stockholder.....................................  7

ARTICLE IV.      REPRESENTATIONS AND WARRANTIES OF THE
                 COMPANY AND THE STOCKHOLDERS..............................  8
      Section 4.01 By the Company and Each Stockholder.....................  8

ARTICLE V.       REPRESENTATIONS AND WARRANTIES OF APPLE...................  9
      Section 5.01 By Apple................................................  9

ARTICLE VI.      COVENANTS EXTENDING TO THE EFFECTIVE TIME.................  9
      Section 6.01 Of Each Party...........................................  9

ARTICLE VII.     THE CLOSING AND CONDITIONS TO CLOSING AND
                 CONSUMMATION.............................................. 10
      Section 7.01 The Closing and Certain Conditions...................... 10

ARTICLE VIII.    COVENANTS FOLLOWING THE EFFECTIVE TIME.................... 11
      Section 8.01 Of Each Party Other Than the Company.................... 11

ARTICLE IX.      INDEMNIFICATION........................................... 11
      Section 9.01 Indemnification Rights and Obligations.................. 11

ARTICLE X.       LIMITATIONS ON COMPETITION................................ 11
      Section 10.01 Prohibited Activities.................................. 11
      Section 10.02 Damages................................................ 12
      Section 10.03 Reasonable Restraint................................... 12
      Section 10.04 Severability; Reformation.............................. 12
      Section 10.05 Independent Covenant................................... 13
      Section 10.06 Materiality............................................ 13

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ARTICLE XI.      GENERAL PROVISIONS........................................ 13
      Section 11.01 Treatment of Confidential Information.................. 13
      Section 11.02 Restrictions on Transfer of Apple Common Stock......... 13
      Section 11.03 Brokers and Agents..................................... 14
      Section 11.04 Assignment; No Third Party Beneficiaries............... 15
      Section 11.05 Entire Agreement; Amendment; Waivers................... 15
      Section 11.06 Counterparts........................................... 15
      Section 11.07 Expenses............................................... 15
      Section 11.08 Notices................................................ 16
      Section 11.09 Governing Law.......................................... 17
      Section 11.10 Exercise of Rights and Remedies........................ 17
      Section 11.11 Time................................................... 17
      Section 11.12 Reformation and Severability........................... 17
      Section 11.13 Remedies Cumulative.................................... 17
      Section 11.14 Respecting the IPO..................................... 17

ARTICLE XII.     TERMINATION............................................... 18
      Section 12.01 Termination of this Agreement.......................... 18
      Section 12.02 Liabilities in Event of Termination.................... 18

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ADDENDUM 1          -   Listing of Founding Companies
ANNEX 1             -   Uniform Provisions
DISCLOSURE STATEMENT
EXHIBIT 4.01(d)     -   Form of General Release
EXHIBIT 7.01(d)     -   Form of Service Agreement
EXHIBIT 7.03(b)(iv) - Form of Registration Rights Agreement
EXHIBIT 7.04(a)(ii)(B)(5) - Form of IRC Section 1445 Certificate

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                     AGREEMENT AND PLAN OF REORGANIZATION

            THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made as of February 11, 1997, by and among Apple Orthodontix, Inc., a Delaware corporation ("Apple"), Ronald H. Roth, D.D.S. and Brian W. Wong, D.D.S., a California professional corporation (the "Company"), and the persons listed on the signature pages hereof under the caption "Stockholders" (collectively, the "Stockholders," and each of those persons, individually, a "Stockholder"). This Agreement consists of the Agreement and Plan of Reorganization set forth below and a separate document of Uniform Provisions, which shall be a part hereof for all purposes.

                             PRELIMINARY STATEMENT

            The parties to this Agreement have determined it is in their best long-term interests to effect a business combination pursuant to which:

            (a) The Company will merge into Apple on the terms and subject to the conditions set forth herein (that merger being the "Merger");

            (b) Apple will merge with, or acquire substantially all of the tangible and intangible assets of, all or some of the orthodontic practices listed in the accompanying Addendum 1 (each an "Other Founding Company" and, collectively with the Company, the "Founding Companies") pursuant to agreements that are (i) similar to this Agreement and (ii) entered into among those entities and/or their owners and Apple (collectively, the "Other Agreements"); and

            (c) Apple shall effect a public offering of shares of its common stock and issue and sell those shares.

            The respective boards of directors of Apple and the Company have approved and adopted this Agreement, intending to effect a transaction pursuant to Section 368(a) of the Code.

            NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and undertakings contained herein, the parties hereto hereby agree as follows:

                                  ARTICLE I.

                                  DEFINITIONS

            Section 1.01 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms have the meanings assigned to them below in this Section 1.01. Capitalized terms used in this Agreement and not defined below in this Section
1.01 have the respective meanings assigned to them in the Preliminary Statement or Section 1.02 found in the Uniform Provisions.
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            "Agreed Rate" means 8.0% per annum.

            "Agreement" means this Agreement, including the Disclosure Statement relating to this Agreement and all attached Addenda, Annexes and Exhibits, as each of the same may be amended, modified or supplemented from time to time pursuant to the provisions hereof or thereof.

            "Apple" means Apple Orthodontix, Inc., a Delaware corporation.

            "Apple Acquisition Candidate" means any Entity engaged in any of the businesses of providing orthodontic services to patients (i) which was called on by any of the Company, Apple or the Subsidiaries of the Company in connection with the possible acquisition by any of them of that Entity or (ii) of which any of them has made an acquisition analysis.

            "BCA" means the California Business Corporation Act.

            "Closing" has the meaning specified in Section 7.01.

            "Closing Memorandum" means the form of closing memorandum to be prepared by Apple for the Closing under this Agreement in which are included the forms of certificates of officers, the opinions of counsel and certain other documents to be delivered at the Closing as provided in
      Article VII.

            "Company" means Ronald H. Roth, D.D.S. and Brian W. Wong, D.D.S., a California professional corporation.

            "Company Common Stock" means the common stock, par value $_________ per share, of the Company.

            "Counsel for Apple" means Jackson & Walker, L.L.P.

            "Counsel for the Company and the Stockholders" means:

            Mr. Doug Callister
            700 N. Brand #540
            Glendale, California  91203

            "Current Balance Sheet" means the unaudited balance sheet of the Company as at the Current Balance Sheet Date.

            "Current Balance Sheet Date" means September 30, 1996.

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            "Disclosure Statement" means the written statement attached to and made a part of this Agreement in which (a) exceptions are taken to certain of the representations and warranties made by the Company and the Stockholders herein, (b) it is confirmed that no exception is taken to that representation and warranty or (c) additional information is provided with respect to a particular provision herein or in the Uniform Provisions.

            "Dissenting Shares" has the meaning specified in Section 2.04.

            "Founding Companies" has the meaning specified in the Preliminary Statement of this Agreement.

            "Initial Financial Statements" means (a) the consolidated balance sheet of the Company as at September 30, 1996 and the related consolidated statements of income (operations), cash flows and stockholders' equity for the Company's nine-month period ended September 30, 1996, and (b) the Current Balance Sheet and the related unaudited consolidated statements of income (operations), cash flows and stockholders' equity for the nine-month period ended on the Current Balance Sheet Date.

            "Merger" has the meaning specified in the Preliminary Statement of this Agreement.

            "Merger Consideration" has the meaning specified in Section 2.04.

            "Orthodontic Entity" means the California professional corporation or association to be formed pursuant to Section 6.06.

            "Orthodontic Entity Common Stock" has the meaning specified in
      Section 3.01.

            "Other Agreements" has the meaning specified in the Preliminary Statement of this Agreement.

            "Other Founding Company" has the meaning specified in the Preliminary Statement of this Agreement.

            "Pro Rata Share" means for each Stockholder the fraction expressed as a percentage (a) the numerator of which is the number of shares of outstanding Company Common Stock owned by that Person, as set forth in
      Section 3.02 of the Disclosure Statement, and (b) the denominator of which is the total number of shares of outstanding Company Common Stock owned by all Stockholders, as set forth in Section 3.02 of the Disclosure Statement.

            "Purchaser Representative" means a "purchaser representative" as defined in Securities Act Rule 501(h).

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            "Required Stockholders" means, at the time of any determination,
      Stockholders who, at the Effective Time, will be or were entitled, subject to the provisions of Section 2.05, to receive Merger Consideration representing not less than 80% of the total Merger Consideration to be received by all Stockholders pursuant to Section 2.04.

            "Responsible Officer" means Brian W. Wong, D.D.S.

            "Restricted Period" has the meaning specified in Section 11.02.

            "Scheduled Agreements" means the agreements described in Section
      4.11 of the Disclosure Statement.

            "Service Agreement" means the Service Agreement to be entered into as of the IPO Pricing Date among Apple, the Stockholders and the Orthodontic Entity.

            "Stockholder" has the meaning specified in the preamble of this Agreement.

            "Stockholder Employment Agreement" means the Employment Agreement to be entered into as of the IPO Pricing Date between the Orthodontic Entity and the Stockholder.

            "Surviving Corporation" means Apple, the Person to be designated in the Certificate of Merger as the surviving corporation of the Merger.

            "Territory" has the meaning specified in Section 10.01.

            "Threshold Amount" means 2% of the Transaction Value.

            "Transaction Value" means an amount equal to the Company's gross revenues (less bad debt) for the 12-month period ended December 31, 1996 multiplied by 1.2.

            "Transfer Taxes" has the meaning specified in Section 11.07.

            "Uniform Provisions" means the Uniform Provisions for the Acquisition of Founding Companies attached hereto as Annex 1.

                                  ARTICLE II.

                        THE MERGER AND RELATED MATTERS

            Section 2.01 CERTIFICATE OF MERGER. Subject to the terms and conditions hereof, the Company will cause a Certificate of Merger to be duly executed and delivered on or promptly after the date of the Closing to the Secretary of State of the State of California.

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            Section 2.02 THE EFFECTIVE TIME. The effective time of the Merger
(the "Effective Time") will be the time on the IPO Closing Date which the Certificate of Merger specifies or, if the Certificate of Merger does not specify another time, 8:00 a.m., eastern daylight or standard time, on the IPO Closing Date.

            Section 2.03 CERTAIN EFFECTS OF THE MERGER. At and as of the Effective Time, (a) the Company will be merged with and into Apple in accordance with the provisions of the BCA, (b) the Company will cease to exist as a separate legal entity, (c) Apple will be the Surviving Corporation and, as such, will, all with the effect provided by the BCA, (i) possess all the properties and rights, and be subject to all the restrictions and duties, of the Company and Apple and (ii) be governed by the laws of the State of Delaware, (d) the Charter Documents of Apple then in effect will become and thereafter remain (until changed in accordance with (i) the applicable law (in the case of the articles of incorporation) or (ii) its terms (in the case of the bylaws)) the Charter Documents of the Surviving Corporation, (e) the board of directors of Apple immediately prior to the Effective Time will be the board of directors of the Surviving Corporation, and those persons will hold the office of director of the Surviving Corporation subject to the provisions of the applicable laws of the State of Delaware and the Charter Documents of the Surviving Corporation, and (f) the officers of Apple immediately prior to the Effective Time will be the respective officers of the Surviving Corporation, subject to the provisions of the Charter Documents of the Surviving Corporation, until that person's successor is duly elected to, and, if necessary, qualified for, that office.

            Section 2.04 EFFECT OF THE MERGER ON CAPITAL STOCK. As of the Effective Time, as a result of the Merger and without any action on the part of any holder thereof:

            (a) the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time will (i) be converted into the right to receive, subject to the provisions of Section 2.05, without interest, on surrender of the certificate evidencing those shares, (A) the amount of cash and the number of whole shares of Apple Common Stock determined as provided in Section 2.04 of the Disclosure Statement (the "Merger Consideration"), (ii) cease to be outstanding and to exist and
      (iii) be canceled and retired;

            (b) each share of Company Common Stock held in the treasury of the Company or any Company Subsidiary will (i) cease to be outstanding and to exist and (ii) be canceled and retired; and

            (c) each share of Apple Common Stock issued and outstanding immediately prior to the Effective Time will remain outstanding as one share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

Each holder of a certificate representing shares of Company Common Stock immediately prior to the Effective Time will, as of the Effective Time and thereafter, cease to have any rights respecting those shares other than the right to receive, subject to the provisions of Sections 2.05 and 2.06, without interest, the Merger Consideration. Notwithstanding the foregoing, the right to receive the Merger Consideration will not apply to any shares of Company Common Stock

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which shall have statutory appraisal rights perfected with respect thereto
("Dissenting Shares"), if those rights are available, pursuant to the provisions of Sections 1300-1312 of the BCA, it being intended and agreed that any holder of those shares shall have in consideration for the cancellation thereof only the rights, if any, afforded to that holder under Sections 1300-1312 of the BCA.

            Section 2.05 DELIVERY, EXCHANGE AND PAYMENT. (a) At or after the Effective Time: (i) each Stockholder, as the holder of certificates representing shares of Company Common Stock, will, on surrender of those certificates to Apple (or any agent that may be appointed by Apple for purposes of this Section 2.05), receive, subject to the provisions of this Section 2.05 and Section 2.06, his Pro-Rata Share of the Merger Consideration; and (ii) until any certificate representing Company Common Stock has been surrendered and replaced pursuant to this Section 2.05, that certificate will, for all purposes, be deemed to evidence ownership of the number of whole shares of Apple Common Stock included in the Merger Consideration payable in respect of that certificate pursuant to
Section 2.04. All shares of Apple Common Stock issuable in the Merger will be deemed for all purposes to have been issued by Apple at the Effective Time.

            (b) Each Stockholder will deliver to Apple (or any agent that may be appointed by Apple for purposes of this Section 2.05) on or before the IPO Closing Date the certificates representing Company Common Stock owned by the Stockholder, duly endorsed in blank by that Person, or accompanied by duly executed stock powers in blank, and with all necessary transfer tax and other revenue stamps, acquired at that Person's expense, affixed and canceled. Each Stockholder shall cure any deficiencies in the endorsement of the certificates or other documents of conveyance respecting, or in the stock powers accompanying, the certificates representing Company Common Stock delivered by that Person.

            (c) No dividends (or interest) or other distributions declared or earned after the Effective Time with respect to Apple Common Stock and payable to the holders of record thereof after the Effective Time will be paid to the holder of any unsurrendered certificates representing shares of Company Common Stock for which shares of Apple Common Stock have been issued in the Merger until those certificates are surrendered as provided herein, but (i) on that surrender Apple will cause to be paid, to the Person in whose name the certificates representing such shares of Apple Common Stock shall then be issued, the amount of dividends or other distributions previously paid with respect to such whole shares of Apple Common Stock with a record date, or which have accrued, subsequent to the Effective Time, but prior to surrender, and the amount of any cash payable to such Person for and in lieu of fractional shares pursuant to Section 2.06 and (ii) at the appropriate payment date or as soon as practicable thereafter, Apple will cause to be paid to that Person the amount of dividends or other distributions with a record date, or which have been accrued, subsequent to the Effective Time, but which are not payable until a date subsequent to surrender, which are payable with respect to such whole shares of Apple Common Stock, subject in all cases to any applicable escheat laws. No interest will be payable with respect to the payment of such dividends or other distributions or cash for and in lieu of fractional shares on surrender of outstanding certificates.

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            Section 2.06 FRACTIONAL SHARES. Notwithstanding any other provision herein, no fractional shares of Apple Common Stock will be issued, and any Stockholder entitled hereunder to receive a fractional share of Apple Common Stock but for this Section 2.06 will have the cash portion of the Merger Consideration hereunder reduced in an amount sufficient to enable the issuance of an additional whole share of Apple Common Stock.

                                 ARTICLE III.

              REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

            Section 3.01 BY EACH STOCKHOLDER. Each of the Stockholders represents and warrants to Apple that, as applied solely to himself, all the following representations and warranties in this Article III are as of the date of this Agreement, and will be, as amended or supplemented pursuant to Section 6.08, on the date of the Closing and the IPO Closing Date, true and correct:

            (a) (i) he will be acquiring the shares of Apple Common Stock to be issued pursuant to Section 2.04 to him solely for his account, for investment purposes only and with no current intention or plan to distribute, sell or otherwise dispose of any of those shares in connection with any distribution; (ii) he is not a party to any agreement or other arrangement for the disposition of any shares of Apple Common Stock other than this Agreement and the Registration Rights Agreement; (iii) he is either an "accredited investor" as defined in Securities Act Rule 501(a) or, if he is not such an investor, Section 3.01(a) of the Disclosure Statement sets forth the name and address of his Purchaser Representative;
      (iv) he (A) is able to bear the economic risk of an investment in the Apple Common Stock acquired pursuant to this Agreement, (B) can afford to sustain a total loss of that investment, and (C) either (1) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the proposed investment in the Apple Common Stock, or (2) his Purchaser Representative has had an adequate opportunity to ask questions and receive answers from the officers of Apple concerning any and all matters relating to the transactions contemplated hereby, including the background and experience of the current and proposed officers and directors of Apple, the plans for the operations of the business of Apple, the business, operations and financial condition of the Other Founding Companies and any plans of Apple for additional acquisitions, or his Purchaser Representative has asked all questions of the nature described in the immediately preceding clause, and all those questions have been answered to his satisfaction and the satisfaction of his Purchaser Representative;

            (b) the capitalization of the Orthodontic Entity shall be in compliance with the requirements of the applicable regulations in the Organization State, and no shares of capital stock of the Orthodontic Entity (the "Orthodontic Entity Common Stock") are, or will be, held in treasury;

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
            (c) except as set forth in Section 3.01(c) of the Disclosure Statement, the Stockholders own, or will own, all of the issued and outstanding shares of Orthodontic Entity Common Stock, free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies and shareholders' agreements;

            (d) each outstanding share of Orthodontic Entity Common Stock has been, or will be, legally and validly issued and is, or will be, fully paid and nonassessable, and there exist no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of the Orthodontic Entity;

            (e) no shares of capital stock of the Orthodontic Entity have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any of the Orthodontic Entity's stockholders; and

            (f) the representations and warranties contained in Article III of the Uniform Provisions (the text of which Article hereby is incorporated herein by this reference) are true and correct as applied solely to himself, and his agreements set forth in that Article hereby are agreed to.

                                  ARTICLE IV.

                        REPRESENTATIONS AND WARRANTIES
                                      OF
                       THE COMPANY AND THE STOCKHOLDERS

            Section 4.01 BY THE COMPANY AND EACH STOCKHOLDER. The Company and each Stockholder jointly and severally represent and warrant to, and agree with, Apple that all the following representations and warranties in this Article IV are as of the date of this Agreement, and will be, as amended or supplemented pursuant to Section 6.08, on the date of the Closing and the IPO Closing Date, true and correct:

            (a) the Organization State of each of the Company and the Company Subsidiaries is the State of California, and each of the Company and the Company Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of that State, (ii) has all requisite corporate power and authority under those laws and its Charter Documents to own or lease and to operate its properties and to carry on its business as now conducted and (iii) is duly qualified and in good standing as a foreign corporation in all jurisdictions (other than the State of California) in which it owns or leases property or in which the carrying on of its business as now conducted so requires except where the failure to be so qualified, singly or in the aggregate, would not have a Material Adverse Effect;

            (b) (i) the authorized Capital Stock of the Company is comprised of 25,000 shares of Company Common Stock, of which 500 shares have been issued and are now outstanding and no shares are held by the Company as treasury shares, and (ii) no outstanding Derivative Securities of the Company exist;

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            (c) (i) the terms and conditions of each of the Scheduled Agreements are no less favorable to the Company than the Company reasonably could have expected to obtain in an arm's-length transaction with a Person other than an Affiliate of the Company, (ii) the rentals provided for in the Scheduled Agreements constituting leases do not and will not exceed fair market rentals of the properties being rented or leased under those Scheduled Agreements and (iii) the payments provided to be made in the other Scheduled Agreements do not exceed the fair market value of the services performed;

            (d) prior to the IPO Pricing Date: (i) (A) the articles of incorporation of the Company shall have been duly amended by all necessary corporate action on the part of the Company and the Stockholders to (1) authorize the Company to engage in any business in which the BCA permits a corporation incorporated thereunder lawfully to engage (if the applicable Organization State laws governing the Company so permit) and (2) abolish the preemptive rights of holders of Company Common Stock and (B) the articles reflecting these amendments shall have been duly filed with and accepted by the Secretary of State of the State of California; and (ii) each Stockholder shall have executed and delivered to the Company, in form and substance satisfactory to Apple, a written instrument that: (A) acknowledges the Company is and has, and releases the Company for having and continuing to be, engaged in businesses beyond the purposes presently set forth in the Company's articles of incorporation; and (B) (1) acknowledges the Company may have issued and sold Company Common Stock to one or more of the other Stockholders in violation of the preemptive rights the BCA affords the acknowledging Stockholder and (2) releases all claims of every kind the acknowledging Stockholder has or might have against the Company and each other Stockholder as a result of those sales; and

            (e) the representations and warranties contained in Article IV of the Uniform Provisions (the text of which Article hereby is incorporated herein by this reference) are true and correct, and the agreements set forth in that Article hereby are agreed to.

                                  ARTICLE V.

                    REPRESENTATIONS AND WARRANTIES OF APPLE

            Section 5.01 BY APPLE. Apple represents and warrants to the Company and each Stockholder that all the following representations and warranties in this Article V are as of the date of this Agreement, and will be on the date of the Closing and the IPO Closing Date, true and correct: the representations and warranties contained in Article V of the Uniform Provisions (the text of which Article hereby is incorporated herein by this reference) are true and correct.

                                  ARTICLE VI.

                   COVENANTS EXTENDING TO THE EFFECTIVE TIME

            Section 6.01 OF EACH PARTY. Until the Effective Time, subject to the waiver provisions of Section 11.05, each party hereto will comply with each covenant for which

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provision is made in Article VI of the Uniform Provisions (the text of which
Article hereby is incorporated herein by this reference) to be performed or observed by that party.

                                 ARTICLE VII.

            THE CLOSING AND CONDITIONS TO CLOSING AND CONSUMMATION

            Section 7.01 THE CLOSING AND CERTAIN CONDITIONS. (a) THE CLOSING. On or before the IPO Pricing Date, the parties hereto will take all actions necessary to (i) effect the Merger (including, as permitted by the BCA, (A) the execution of a Certificate of Merger (1) meeting the requirements of the BCA and
(2) providing that the Merger will become effective on the IPO Closing Date and
(B) the filing of such Certificate of Merger with the Secretary of State of the State of California), (ii) verify the existence and ownership of the certificates evidencing the Company Common Stock to be exchanged for the Merger Consideration pursuant to Section 2.05 and (iii) satisfy the document delivery requirements to which the obligations of the parties to effect the Merger and the other transactions contemplated hereby are conditioned by the provisions of this Article VII (all those actions collectively being the "Closing"). The Closing will take place at the offices of Jackson & Walker, L.L.P., 42nd Floor, 1100 Louisiana, Houston, Texas at 10:00 a.m., Houston time, or at such later time on the IPO Pricing Date as Apple shall specify by written notice to Robert
J. Syverson. The actions taken at the Closing will not include the completion of either the Merger or the delivery of the Company Common Stock or the Merger Consideration pursuant to Section 2.05. Instead, on the IPO Closing Date, the Certificates of Merger will become effective pursuant to Section 2.02, and all transactions contemplated by this Agreement to be closed or completed on or before the IPO Closing Date, including the surrender of the Company Common Stock in exchange for the Merger Consideration (including a certified check or checks in an amount equal to the cash portion of the Merger Consideration) will be closed or completed, as the case may be. During the period from the Closing to the IPO Closing Date, this Agreement may be terminated by the parties only pursuant to Section 12.01(b)(i).

            (b) CERTAIN CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE STOCKHOLDERS. The obligations of the Company and the Stockholders with respect to the actions to be taken by them at or before the Closing are subject to the satisfaction on or before the date of the Closing, or waiver by them pursuant to
Section 11.05, of all the conditions set forth in Sections 7.02(a) and 7.03. The obligations of the Stockholders with respect to the actions to be taken on the IPO Closing Date are subject to the satisfaction on that date of all the conditions set forth in Section 7.02(b) and 7.03.

            (c) CERTAIN CONDITIONS TO THE OBLIGATIONS OF APPLE. The obligations of Apple with respect to actions to be taken at or before the Closing are subject to the satisfaction on or before the date of the Closing, or waiver by them pursuant to Section 11.05, of the following conditions: (i) the Company shall have delivered to Apple copies of the articles of incorporation, each as amended to the date of the Closing and certified by the Secretary of State of the State of California as of a Current Date, of the Company and each Company Subsidiary; and (ii) all the conditions set forth in Sections 7.02(a) and 7.04(a). The obligations of Apple with respect

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to the actions to be taken on the IPO Closing Date are subject to the satisfaction on that date of the following conditions: (i) the Stockholder Employment Agreement and the Service Agreement in substantially the form attached hereto as Exhibit 7.01(d), then shall be in full force and effect; and
(ii) all the conditions set forth in Sections 7.02(b) and 7.04(b).

            (d) The text of Article VII of the Uniform Provisions hereby is incorporated herein by this reference.

                                 ARTICLE VIII.

                    COVENANTS FOLLOWING THE EFFECTIVE TIME

            Section 8.01 OF EACH PARTY OTHER THAN THE COMPANY. From and after the Effective Time, subject to the waiver provisions of Section 11.05, each party hereto (other than the Company) will comply with each covenant for which provision is made in Article VIII of the Uniform Provisions (the text of which Article hereby is incorporated herein by this reference) to be performed or observed by that party.

                                  ARTICLE IX.

                                INDEMNIFICATION

            Section 9.01 INDEMNIFICATION RIGHTS AND OBLIGATIONS. The text of
Article IX of the Uniform Provisions hereby is incorporated herein by this reference. For purposes of Section 9.07(a), the Pro Rata Share of the Transaction Value is 100% for Brian W. Wong, D.D.S.

                                  ARTICLE X.

                          LIMITATIONS ON COMPETITION

            Section 10.01 PROHIBITED ACTIVITIES. Each Stockholder agrees, severally and not jointly with any other Person, that he will not, during the period beginning on the date hereof and ending on the fifth anniversary of the date hereof, directly or indirectly, for any reason, for his own account or on behalf of or together with any other Person:

            (a) engage as an officer, director or in any other managerial capacity or as an owner, co-owner or other investor of or in, whether as an employee, independent contractor, consultant or advisor, or as a sales representative or distributor of any kind, in any business selling any products or providing any services in competition with the Company, any Company Subsidiary or Apple or any Subsidiary of Apple (Apple and its Subsidiaries collectively being "Apple" for purposes of this Article X) within a radius of 10 miles of each location in which any of the Company or the Company Subsidiaries was engaged in business on the date hereof or immediately prior to the Effective Time (those locations collectively being the "Territory");

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            (b) call on any natural person who is at that time employed by the
      Company, any Company Subsidiary or Apple with the purpose or intent of attracting that person from the employ of the Company, any Company Subsidiary or Apple, provided that the Stockholder may call on and hire any of his Immediate Family Members;

            (c) call on any Person that at that time is, or at any time within one year prior to that time was, a customer of the Company, any Company Subsidiary or Apple within the Territory, (i) for the purpose of soliciting or selling any product or service in competition with the Company, any Company Subsidiary or Apple within the Territory and (ii) with the knowledge of that customer relationship; or

            (d) call on any Apple Acquisition Candidate, with the knowledge of that Person's status as an Apple Acquisition Candidate, for the purpose of acquiring that Person or arranging the acquisition of that Person by any Person other than Apple.

Notwithstanding the foregoing, any Stockholder may own and hold as a passive investment up to 1% of the outstanding Capital Stock of a competing Entity if that class of Capital Stock is listed on the New York Stock Exchange or included in the Nasdaq National Market. For purposes hereof and the respective Tax reporting positions of the parties hereto, each party hereto agrees that the percentage of the cash portion of the Merger Consideration to be received by each Stockholder pursuant to Section 2.04 which equals 1% of that Stockholder's Pro Rata Share of the Transaction Value will represent, and be received as, consideration for that Stockholder's agreement to observe the covenants in this
Section 10.01.

            Section 10.02 DAMAGES. Because of the difficulty of measuring economic losses to Apple as a result of any breach by a Stockholder of his covenants in Section 10.01, and because of the immediate and irreparable damage that could be caused to Apple for which it would have no other adequate remedy, each Stockholder agrees that Apple may enforce the provisions of Section 10.01 by injunctions and restraining orders against that Stockholder if he breaches any of those provisions.

            Section 10.03 REASONABLE RESTRAINT. The parties hereto each agree that Sections 10.01 and 10.02 impose a reasonable restraint on the Stockholders in light of the activities and business of Apple on the date hereof, the current business plans of Apple and the investment by each Stockholder in Apple as a result of the Merger.

            Section 10.04 SEVERABILITY; REFORMATION. The covenants in this
Article X are severable and separate, and the unenforceability of any specific covenant in this Article X is not intended by any party hereto to, and shall not, affect the provisions of any other covenant in this Article X. If any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in Section 10.01 are unreasonable as applied to any Stockholder, the parties hereto, including that Stockholder, acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and thereby shall be reformed to that extent as applied to that Stockholder and any other Stockholder similarly situated.

            Section 10.05 INDEPENDENT COVENANT. All the covenants in this
Article X are intended by each party hereto to, and shall, be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Stockholder against Apple, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Apple of any covenant in this Article X. It is specifically agreed that the period specified in Section 10.01 shall be computed in the case of each Stockholder by excluding from that computation any time during which that Stockholder is in violation of any provision of Section 10.01. The covenants contained in this Article X shall not be affected by any breach of any other provision hereof by any party hereto.

            Section 10.06 MATERIALITY. The Company and each Stockholder, severally and not jointly with any other Person, hereby agree that this Article X is a material and substantial part of the transactions contemplated hereby.

                                  ARTICLE XI.

                              GENERAL PROVISIONS

            Section 11.01 TREATMENT OF CONFIDENTIAL INFORMATION. Each party hereto will comply with each covenant for which provision is made in Section
11.15 of the Uniform Provisions (the text of which Section hereby is incorporated herein by this reference) to be performed or observed by that party.

            Section 11.02 RESTRICTIONS ON TRANSFER OF APPLE COMMON STOCK. (a) During the two-year period ending on the second anniversary of the IPO Closing Date (the "Restricted Period") (or if the two-year "holding" period for restricted securities under Rule 144 under the Securities Act is reduced by the SEC, the Restricted Period will be correspondingly reduced), no Stockholder voluntarily will, except pursuant to and in accordance with the applicable provisions of the Registration Rights Agreement: (i) sell, assign, exchange, transfer, encumber, pledge, distribute, appoint or otherwise dispose of (A) any shares of Apple Common Stock received by any Stockholder in the Merger or (B) any interest in (including any option to buy or sell) any of those shares of Apple Common Stock, in whole or in part, and Apple will have no obligation to, and shall not, treat any such attempted transfer as effective for any purpose; or (ii) engage in any transaction, whether or not with respect to any shares of Apple Common Stock or any interest therein, the intent or effect of which is to reduce the risk of owning the shares of Apple Common Stock acquired pursuant to
Section 2.04 (including, for example engaging in put, call, short-sale, straddle or similar market transactions); provided, however, that this Section 11.02 shall not restrict any transfer of Apple Common Stock acquired by a Stockholder pursuant to Section 2.04 to any of that Stockholder's Related Persons who agree in writing to be bound by the provisions of Section 11.01 and this Section
11.02. The certificates evidencing the Apple Common Stock delivered to each Stockholder pursuant to Section 2.05 will bear a legend substantially in the form set forth below and containing such other information as Apple may deem necessary or appropriate:

      EXCEPT PURSUANT TO THE TERMS OF THE AGREEMENT AND PLAN OF REORGANIZATION AMONG THE ISSUER, THE HOLDER OF THIS CERTIFICATE AND THE OTHER PARTIES THERETO, THE SHARES

      REPRESENTED BY THIS CERTIFICATE MAY NOT BE VOLUNTARILY SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED VOLUNTARY SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION OF ANY OF THOSE SHARES, DURING THE TWO-YEAR PERIOD ENDING ON __________ [DATE THAT IS THE SECOND ANNIVERSARY OF THE IPO CLOSING DATE] (THE "RESTRICTED PERIOD") (OR IF THE TWO YEAR "HOLDING" PERIOD FOR RESTRICTED SECURITIES UNDER RULE 144 UNDER THE SECURITIES ACT OF 1933 IS REDUCED BY THE SECURITIES AND EXCHANGE COMMISSION, THE RESTRICTED PERIOD WILL BE CORRESPONDINGLY REDUCED). ON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) AFTER THE DATE SPECIFIED ABOVE.

            (b) Each Stockholder, severally and not jointly with any other Person, (i) acknowledges that the shares of Apple Common Stock to be delivered to that Stockholder pursuant to Section 2.04 have not been and, except pursuant to the Registration Rights Agreement, if applicable, will not be registered under the Securities Act and therefore may not be resold by that Stockholder without compliance with the Securities Act and (ii) covenants that none of the shares of Apple Common Stock issued to that Stockholder pursuant to Section 2.04 will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all the applicable provisions of the Securities Act and the rules and regulations of the SEC and applicable state securities laws and regulations. All certificates evidencing shares of Apple Common Stock issued pursuant to Section 2.04 will bear the following legend in addition to the legend prescribed by Section 11.02(a):

      THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IF THE HOLDER HEREOF COMPLIES WITH THAT LAW AND OTHER APPLICABLE SECURITIES LAWS.

In addition, certificates evidencing shares of Apple Common Stock issued pursuant to Section 2.04 to each Stockholder will bear any legend required by the securities or blue sky laws of the state in which that Stockholder resides.

            Section 11.03 BROKERS AND AGENTS. Except as disclosed in the Private Placement Memorandum or in Section 11.03 of the Disclosure Statement, the Stockholders jointly and severally represent and warrant to Apple that the Company has not directly or indirectly employed or become obligated to pay any broker or similar agent in connection with the transactions contemplated hereby, and agree, without regard to the Threshold Amount limitations set forth in
Article IX, to indemnify Apple against all Damage Claims arising out of claims for any and all fees and commissions of brokers or similar agents employed or promised payment by the Company.

            Section 11.04 ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding on and inure to the benefit of the parties hereto, the successors of Apple, and the heirs and legal representatives of the Stockholders (and, in the case of any trust, the successor trustees of that trust). Neither this Agreement nor any other Transaction Document is intended, or shall be construed, deemed or interpreted, to confer on any Person not a party hereto or thereto any rights or remedies hereunder or thereunder, except as provided in Section 6.05(b) or 11.14, in Article IX or as otherwise provided expressly herein or therein.

            Section 11.05 ENTIRE AGREEMENT; AMENDMENT; WAIVERS. This Agreement and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Stockholders, the Company and Apple and supersede all prior agreements and understandings, both written and oral, relating to the subject matter of this Agreement. This Agreement may be amended, modified or supplemented, and any right hereunder may be waived, if, but only if, that amendment, modification, supplement or waiver is in writing and signed by the Required Stockholders, the Company and Apple; provided, however, that no such amendment, modification, supplement or waiver will be effective unless it is signed by each Stockholder affected thereby to the extent that it (a) changes the several nature of that Stockholder's representations and warranties (to the extent they are not already joint and several as provided in Sections 4.01 and 11.03), (b) reduces the amount, or changes the components, of the Merger Consideration that Stockholder is entitled to receive pursuant to Section 2.04, as adjusted pursuant to Section 2.05(f), (c) waives the consummation of the IPO as a condition to consummation of the Merger or (d) amends or waives this sentence. The waiver of any of the terms and conditions hereof shall not be construed or interpreted as, or deemed to be, a waiver of any other term or condition hereof.

            Section 11.06 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which will be an original, but all of which together will constitute one and the same instrument.

            Section 11.07 EXPENSES. Whether or not the transactions contemplated hereby are consummated, (a) Apple will pay the fees, expenses and disbursements of Apple and their Representatives which are incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance of and compliance with all conditions to be performed by Apple under this Agreement, including the costs of preparing the Registration Statement, and (b) the Stockholders will pay from personal funds, and not from funds of the Company or any Company Subsidiary, all sales, use, transfer and other similar taxes and fees (collectively, "Transfer Taxes") incurred in connection with the transactions contemplated hereby, and the fees, expenses and disbursements of Counsel for the Company and the Stockholders incurred in connection with the subject matter of this Agreement and the Registration Statement on or before the IPO Closing Date; provided, however, if the Company or the Required Stockholders terminate this Agreement otherwise than as permitted by Article XII, the Company will, no later than 10 Houston, Texas business days after Apple makes a written request therefor, reimburse Apple in the amount equal to the aggregate fees, costs and other expenses invoiced to Apple by Arthur Andersen LLP in connection with its audit of the Company's financial statements at December 31, 1996 and for the 12-month period then ended; provided further, however, that a Stockholder's estate shall not be required to reimburse

Apple for such fees, costs and expenses in the event such termination follows the death of the Stockholder. The Stockholders will file all necessary documentation and Returns with respect to all Transfer Taxes. In addition, each Stockholder acknowledges that he, and not the Company or Apple or the Surviving Corporation, will pay all Taxes due upon receipt of the consideration payable to that Stockholder pursuant to Article II.

            Section 11.08 NOTICES. All notices required or permitted hereunder shall be in writing, and shall be deemed to be delivered and received (a) if personally delivered or if delivered by telex, telegram, facsimile or courier service, when actually received by the party to whom notice is sent or (b) if delivered by mail (whether actually received or not), at the close of business on the third Houston, Texas business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

                (i)     if to Apple, addressed to it at:

                        Apple Orthodontix, Inc.
                        One West Loop South Suite 100
                        Houston, Texas 77027
                        Attn.: Robert J. Syverson, President

      with copies (which shall not constitute notice for purposes of this Agreement) to:

                        Jackson & Walker, L.L.P.
                        1100 Louisiana, Suite 4200
                        Houston, Texas 77002
                        Attn:  Richard S. Roth, Esq.;

                  (ii) if to the Stockholders, addressed to them at their
            addresses set forth in Section 2.04 of the Disclosure Statement; and

                  (iii) if to the Company, addressed to it at:

                        Ronald H. Roth, D.D.S. and
                        Brian W. Wong, D.D.S.,
                        A Professional Dental Corporation
                        320 N. San Mateo Drive
                        San Mateo, California  94401
                        Attn: Brian W. Wong, D.D.S.

      with copies (which shall not constitute notice for purposes of this Agreement) to:

                        Mr. Doug Callister
                        700 N. Brand #540
                        Glendale, California  91203

            Section 11.09 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF.

            Section 11.10 EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay or omission in the exercise of any right, power or remedy accruing to any party hereto as a result of any breach or default hereunder by any other party hereto shall impair any such right, power or remedy, nor shall it be construed, deemed or interpreted as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be construed, deemed or interpreted as a waiver of any other breach or default hereunder occurring before or after that waiver.

            Section 11.11 TIME. Time is of the essence in the performance of this Agreement in all respects.

            Section 11.12 REFORMATION AND SEVERABILITY. If any provision of this Agreement is invalid, illegal or unenforceable, that provision shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties hereto as expressed herein, and if such a modification is not possible, that provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

            Section 11.13 REMEDIES CUMULATIVE. No right, remedy or election given by any term of this Agreement shall be deemed exclusive, but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

            Section 11.14 RESPECTING THE IPO. Each of the Company and the Stockholders acknowledges and agrees that: (a) no firm commitment, binding agreement or promise or other assurance of any kind, whether express or implied, oral or written, exists at the date hereof that the Registration Statement will become effective or that the IPO will occur at a particular price or within a particular range of prices or occur at all; (b) neither Apple or any of its Representatives nor any prospective underwriters in the IPO will have any liability to the Company, the Stockholders or any of their respective Affiliates or associates for any failure of (i) the Registration Statement to become effective (provided, however, that Apple will use its reasonable best efforts to cause the Registration Statement to become effective prior to December 31, 1997) or (ii) the IPO to occur at a particular price or within a particular range of prices or to occur at all; and (c) the decision of Stockholders to enter into this Agreement, or to vote in favor of or consent to the Merger, has been or will be made independent of, and without reliance on, any statements, opinions or other communications of, or due diligence investigations that have been or will be made or performed by, any prospective underwriter relative to Apple or the IPO. The Underwriter shall have no obligation to any of the Company and the Stockholders or with respect to any disclosure contained in the Registration Statement.

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                                 ARTICLE XII.

                                  TERMINATION

            Section 12.01 TERMINATION OF THIS AGREEMENT. (a) This Agreement may be terminated at any time prior to the Closing solely:

                (i)     by the mutual written consent of Apple and the Company;

               (ii) by the Stockholders or the Company, on the one hand, or by Apple, on the other hand, if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by December 31, 1997, unless the failure of such transactions to be consummated results from the willful failure of the party (or in the case of the Stockholders and the Company, any of them) seeking to terminate this Agreement to perform or adhere to any agreement required hereby to be performed or adhered to by it prior to or at the Closing or thereafter on the IPO Closing Date;

              (iii) by the Stockholders or the Company, on the one hand, or by Apple, on the other hand, if a material breach or default shall be made by the other party (or in the case of the Stockholders and the Company, any of them) in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein; or

            (iv) by Apple if it is entitled to do so as provided in Section
      6.08;

            (b)   This Agreement may be terminated after the Closing solely:

                  (i) by Apple or the Company if the Underwriting Agreement is
            terminated pursuant to its terms after the Closing and prior to the consummation of the IPO; or

                  (ii) automatically and without action on the part of any party hereto if the IPO is not consummated within 15 New York City business days after the date of the Closing.

            (c) If this Agreement is terminated pursuant to this Section 12.01, the Merger will be deemed for all purposes to have been abandoned and of no force or effect. If this Agreement is terminated pursuant to this Section 12.01 after the Certificate of Merger has been filed with the Secretary of State of the State of California, but before the IPO has been consummated, Apple will take all actions that Counsel for the Company and the Stockholders advises Apple are required by the applicable laws of the State of California in order to rescind the Merger.

            Section 12.02 LIABILITIES IN EVENT OF TERMINATION. If this Agreement is terminated pursuant to Section 12.01, there shall be no liability or obligation on the part of any party hereto except (a) as provided in Section
11.07 and (b) to the extent that such liability is based on the breach by that party of any of its representations, warranties or covenants set forth in this Agreement.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   APPLE ORTHODONTIX, INC.

                                   By: /s/ Robert J. Syverson
                                   Printed Name:  Robert J. Syverson
                                   Title:  President and Chief Operating Officer

                                   RONALD H. ROTH, D.D.S. and BRIAN W.
                                   WONG, D.D.S., a Professional Dental
                                   Corporation

                                   By: /s/ Brian W. Wong, D.D.S.
                                   Printed Name:  Brian W. Wong, D.D.S.
                                   Title: President

                                   STOCKHOLDER:

                                   /s/ Brian W. Wong, D.D.S.
                                   Printed Name:  Brian W. Wong, D.D.S.